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                                                                      EXHIBIT 21

                         SUBSIDIARIES OF THE REGISTRANT



The Registrant had 3 wholly-owned subsidiaries as of December 31, 1996:

ITS Virgin Islands, a Virgin Island corporation; International Lottery & Totalizator Systems Australia Pty. Ltd., an Australia corporation; International Lottery & Totalizator Systems (UK) Ltd., a United Kingdom corporation.







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